UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 10, 2010

ImageWare Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

10883 Thornmint Road, San Diego, CA	92127
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(858) 673-8600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

The Company filed its Forms 10 Q for the quarterly periods ended March 31, 2009 and June 30, 2009 on April 29, 2010 and May 27, 2010 respectively.    Subsequently, on August 2, 2010, the Company received comments from its independent registered public accounting firm which led to the Company’s review and ultimate conclusion that the historical financial statements in the Forms 10-Q for the three and six months ended March 31 and June 30, 2009, respectively, require restatement to properly record the classification of the conversion feature embedded in the Preferred Stocks and certain common stock warrants (collectively, the “Derivatives”) as liabilities measured at fair value with changes in fair value recognized in earnings in each subsequent reporting period and recording a cumulative-effect adjustment to the opening balance of retained earnings as of January 1, 2009.

On August 10, 2010, management of ImageWare Systems, Inc. (the “Company”) determined that the Company’s financial statements for the three and six months ended March 31 and June 30, 2009, respectively, which are included in its Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009, should no longer be relied upon due to an error in such financial statements with respect to the accounting for certain derivative features of the Company’s Series C and D Preferred Stock (the “Preferred Stocks”) and certain warrants (the “warrants”) which were previously recorded as equity instruments in accordance with generally accepted accounting principles in effect through December 31, 2008.

The Company has performed an assessment of the conversion features of the Preferred Stocks and warrants and has concluded that these instruments are within the scope of EITF 07-05, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (FASB ASC 815-40-15-5) (“ASC 815”) effective January 1, 2009 due to these instruments containing anti-dilution provisions which require adjustments to the conversion price of the Preferred Stocks and to the exercise price of the warrants in the event the Company issues common stock or securities convertible into or exercisable for common stock at a price per share lower than the conversion price of the Preferred Stocks or the exercise  price of the warrants. ASC 815 outlines new guidance for instruments indexed to an entity’s own stock and the resulting liability or equity classification based on that conclusion.

ASC 815 should have been adopted by the Company as of January 1, 2009. After discussion with the Audit Committee of the Board of Directors and the Company’s independent registered public accounting firm, management has determined to file amended Forms 10-Q for the quarters ended March 31, 2009 and June 30, 2009 as soon as practicable, which will contain restated financial statements reflecting the corrections made in response to these accounting errors.

Based upon preliminary information, which has not been reviewed by its independent registered public accounting firm, the Company expects:

•	to record a derivative liability as of January 1, 2009 through a charge to Retained Earnings for the effect of the cumulative adjustment of the fair value of the derivatives as of that date;
•	to reflect a change in fair value of derivatives as of March 31, 2009 through a non-cash charge to expense; and
•	to record a change in fair value of derivatives as of June 30, 2009 through a non-cash charge to expense.

The impact of these non-operating adjustments will result in non-cash charges to be reflected below loss from operations in the Company’s statement of operations and will have no effect on the Company’s cash, operating income or loss or cash flows for the three and six months periods ended March 31, 2009 and June 30, 2009, respectively. Future periods may be subject to significant changes (positive or negative) in the fair value of these derivatives instruments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.,
a Delaware corporation

Date: August 16, 2010	By:	/s/ Wayne G. Wetherell
Wayne G. Wetherell
Chief Financial Officer